Exhibit 10.20
RAYONIER INCENTIVE STOCK PLAN
AND
2023 RAYONIER INCENTIVE STOCK PLAN

SUPPLEMENTAL TERMS APPLICABLE TO THE PERFORMANCE SHARE
AND RESTRICTED STOCK UNIT AWARD AGREEMENTS
IN THE EVENT OF RETIREMENT

A.Purpose.
The purpose of this supplemental terms agreement (these “Supplemental Terms”) is to identify certain conduct considered contrary to the best interests of the Company, and to obtain your agreement not to engage in that conduct, as a condition to continued vesting of certain equity awards after your Retirement.
Such equity awards include unvested performance shares and restricted stock units granted under any “Restricted Stock Unit Award Agreement” and/or the “Performance Share Award Agreement” pursuant to the Rayonier Incentive Stock Plan and the 2023 Rayonier Incentive Stock Plan (the “Plan”).
These Supplemental Terms clarify your obligations under the “Restricted Stock Unit Award Agreement” and the “Performance Share Award Agreement” and outline remedies available to the Company in the event of breaches or threatened breaches of those obligations, but shall not or be deemed to in any way waive, limit or modify the rights of the Company under the “Restricted Stock Unit Award Agreement,” the “Performance Share Award Agreement” or the Plan.
Capitalized terms not otherwise defined herein have the definitions assigned to them in Annex A hereto, and capitalized terms not otherwise defined below or in Annex A to these Supplemental Terms shall have the same meaning as under the Plan.
B.Detrimental Conduct.
In recognition of your role at the Company and the knowledge that you have gained about the Company’s legitimate and proprietary business interests, including your possession of Confidential Company Information, and its substantial business, customer and employee relationships, you hereby agree to refrain from engaging in “Detrimental Conduct,” defined as any of the following conduct occurring at any time during the period commencing with your Retirement and continuing until the end of the twenty four (24) months following the end of your employment:
i.engaging in any business, services, or activities whatsoever, whether as an employee, director, consultant, advisor, agent, partner, or joint venturer, sole proprietor, investor, or stockholder, for or on behalf of any business or enterprise engaged in the management (for itself or others), harvesting, development, marketing, buying, or selling of or investment in a portfolio of timberlands or other real estate of at least 100,000 acres in the United States and/or New Zealand (the “Non-Competition Restriction”). The Non-Competition Restriction shall not

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apply, in each case, (1) to the extent of your status as a mere stockholder holding less than one percent (1%) of the outstanding shares of any such entity whose shares are listed and posted for trading on a recognized public stock exchange, or (2) if waived in a writing signed by the most senior human resources executive of the Company, which waiver shall be granted or denied in the Company’s sole and absolute discretion; provided, however, that in the event your employment with the Company is involuntarily terminated for reasons other than cause (as determined by the Committee), approval of a request for a waiver, if made by you, shall not be unreasonably withheld. The Company will provide a response to any such waiver request with fifteen (15) days of receipt.
You agree and understand that the restrictive covenants set forth above are an essential requirement for your eligibility to receive continued vesting of Awards after Retirement and that, but for your agreement to comply with these Supplemental Terms, your Awards would not continue to vest after Retirement. Further, you expressly acknowledge that the restrictions herein are reasonable and necessary to protect the Company’s legitimate interests, including its Confidential Company Information, and its substantial business and customer relationships.
C.Retirement Benefits.
The terms of this paragraph shall apply to all outstanding Awards on the date of your Retirement. Provided you comply with all the terms and conditions set forth herein, you shall be eligible to receive special treatment of your outstanding Awards under the Plan (or any successor plan thereto) upon your Retirement, subject to the terms and conditions of the respective Award agreements, as follows:
•Outstanding restricted stock units and, if applicable, outstanding performance shares, granted twelve (12) or more months before your Retirement will continue to vest in full and payout upon the original vesting schedule, and based on actual performance in the case of performance shares.
•Outstanding restricted stock units and, if applicable, outstanding performance shares, granted within twelve (12) months of your Retirement will be prorated based on the number of months worked since the grant date divided by twelve (12). The prorated awards will continue to vest and payout upon the original vesting schedule, and based on actual performance in the case of performance shares.
D.Condition to Continued Vesting.
Your acknowledgment of the application of these Supplemental Terms by signing below is a condition to the continued vesting of Awards after Retirement pursuant to paragraph C and will apply to Performance Share Awards and Restricted Stock Unit Awards.
E.Consequences of Engaging in Detrimental Conduct.
Within 30 days after the Company sends written notice to you at any time following your having engaged in any Detrimental Conduct described in sub-paragraph B(i) above (the “Breach Notice”), you agree to return all Award Shares that vested subsequent to your Retirement (the “Vested Award Shares”) and forfeit the right to continued vesting of any remaining Awards, as determined by the Company in accordance with these Supplemental Terms. In the event you no

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longer own or control the Vested Award Shares at the time the Company issues the Breach Notice, you agree to return shares equal in number to the Vested Award Shares or the value of such Vested Award Shares based on the closing price of the Company’s stock on the date the Breach Notice was issued.
You acknowledge and agree that in the event of Detrimental Conduct by you, the Company may, in addition to other rights and remedies existing in its favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce the provisions of the prohibition of Detrimental Conduct, including the Non-Competition Restriction, or prevent or redress any violations thereof (without posting a bond or other security), and that the enforcement of a remedy by way of injunction will not prevent you from earning a livelihood.
F.Right to Offset.
The Company may offset its obligation to make any payment owed to you against amounts due to the Company hereunder, except to the extent such offset is not permitted under Code Section 409A without the imposition of additional taxes or penalties on you.
G.At-Will Employment.
Nothing in these Supplemental Terms shall be construed as changing your status as an employee-at-will of the Company or its applicable affiliate.
H.Maximum Force of Restrictive Covenants.
Because of the nature of your work for the Company and the breadth of your knowledge of Confidential Company Information about the Company and its customers, if any portion of these Supplemental Terms shall be held contrary to law or invalid or unenforceable as to one or more periods of time, geographic territories, or areas of business activities, or any part thereof, the remaining provisions shall not be affected but shall remain in full force and effect and that any such invalid or unenforceable provision shall be deemed, without further action on the part of any person, modified and limited to the extent necessary to render the same valid and enforceable in such jurisdiction. Notwithstanding the foregoing, it is the intent and agreement of you and the Company that these covenants be given the maximum force, effect and application permissible under applicable law.
I.Governing Law/Successors and Assigns.
These Supplemental Terms shall be governed, interpreted and construed in accordance with the laws of the State of Florida, excluding its conflicts or choice of law principles. The Company’s rights and benefits under these Supplemental Terms shall inure to the benefit of the Company, its subsidiaries and/or controlled affiliates and any successors to any such entity’s business and/or assets, whether by operation of law or otherwise.
J.Prior Agreements.

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These Supplemental Terms supersede any and all prior “supplemental terms” agreements to which you and the Company are party. Specifically, your obligations and the available remedies described under any other supplemental terms agreements relating to the Awards will cease to have any effect after the date hereof and the terms hereof shall apply to such Awards and any shares to which such supplemental terms applied. Notwithstanding the foregoing or anything else contained in these Supplemental Terms, these Supplemental Terms do not in any way modify, amend, supersede or replace other existing agreements you may have entered into with the Company, including those relating to the ownership of intellectual property, protection of confidential information, and non-competition, if any, and all such agreements are hereby ratified and confirmed.
Key Employee Acknowledgment:
I have access to the Plan and have received a copy the terms of the “Restricted Stock Unit Award Agreement” and the “Performance Share Award Agreement” and these Supplemental Terms and hereby acknowledge that in addition to such remedies as otherwise may be available to the Company, I may be required to return or forfeit the right to receive my Award Shares should I engage in Detrimental Conduct.

KEY EMPLOYEE

Name

Date

FOR THE COMPANY:

Vice President

Date

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Annex A to the Supplemental Terms
For purposes of these Supplemental Terms, the following terms have the indicated meaning:
“Award” means any unvested Performance Share Award and/or Restricted Stock Unit Award granted pursuant to the Rayonier Incentive Stock Plan and the 2023 Rayonier Incentive Stock Plan.
“Award Shares” means any and all shares of Company common stock or cash to which you may become entitled upon the post-retirement vesting or settlement of any Award, as applicable.
“Company” means Rayonier Inc. and shall include its subsidiaries and controlled affiliates and any successors to any such entity’s business and/or assets, whether by operation of law or otherwise.
“Confidential Company Information” means trade secrets and confidential information about the Company’s strategic business plans, operations, research and development projects, product pricing, costs and margins, purchasing, customer and supplier relationships, customer retention strategies, preferences and contracts, strategies and plans for servicing customers, experimental and new products, and other similar nonpublic information that provides a competitive advantage to the Company.
“Retirement” means an employee’s separation from service having met the age and service requirements that would have resulted in the employee’s being eligible to receive immediate retirement benefits under a Participating Company qualified defined benefit pension plan, but without regard to whether or not such employee participates in such pension plan.